Exhibit (a)(5)(C)

Press Release

Valassis Completes Acquisition of Digital Marketing Technology Company MaxPoint
Enhances Valassis Digital Targeting, Personalization and Measurement Capabilities

LIVONIA, Mich., Oct. 10, 2017: Valassis, a leader in intelligent media delivery, today announced the completion of the acquisition of MaxPoint Interactive, a leading digital marketing technology company.

“We are excited to welcome MaxPoint to our Valassis Digital team, further enhancing our unique intelligent media delivery offering while increasing our digital presence,” said Victor Nichols, CEO, Harland Clarke Holdings (HCH). “Our combined commitment to helping clients and consumers will continue to drive technological innovation, creating more relevant interactions through effective solutions.”

“2017 has been a pivotal year for the digital media industry as advertisers have publicly called for more media accountability and attribution,” said Cali Tran, President, Valassis Digital. “The combination of our two companies creates powerful targeting, delivery, and measurement capabilities that will deliver leading media quality and performance for our clients.”

“Together, the strength of our digital marketing presence is exceptional,” said Joe Epperson, CEO, MaxPoint. “I look forward to working with the combined team to create an extraordinary company.”

Pursuant to the terms of the merger agreement entered into among the parties, HCH has acquired all the outstanding shares of MaxPoint common stock for $13.86 per share in cash.

With the completion of the transaction, MaxPoint is now a privately held company and its outstanding shares will no longer be listed on any public market. MaxPoint will join Valassis Digital, creating an enhanced digital media portfolio, further complementing Valassis’ print capabilities.

About Valassis
Valassis is a leader in intelligent media delivery, providing over 58,000 clients with innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. NCH Marketing Services, Inc. and Clipper Magazine are Valassis subsidiaries, and RedPlum® is its consumer brand. Its signature Have You Seen Me?® program delivers hope to missing children and their families. As wholly owned subsidiaries of Harland Clarke Holdings, Valassis and RetailMeNot, a leading destination for digital savings, are partnering to connect retailers and consumers through meaningful digital, mobile and print promotions.

About Harland Clarke Holdings
Harland Clarke Holdings is comprised of companies focused on optimizing client relationships through multiple channels by enabling them to acquire, retain and grow their customer base. Its major business units, Valassis, RetailMeNot, Harland Clarke and Scantron are recognized as leading providers of marketing services, transaction solutions, education services and intelligent media delivery that create millions of customer touch points annually for their clients. Harland Clarke Holdings is a wholly owned subsidiary of MacAndrews & Forbes Incorporated.

About MaxPoint
MaxPoint is a marketing technology company that generates hyperlocal intelligence to optimize brand and retail performance. It provides a platform for brands to connect the digital world with the physical world through hyperlocal execution, measurement, and consumer insights. The company’s proprietary Digital Zip® technology and the MaxPoint Intelligence Platform™ predict the most likely buyers of a specific product at a particular retail location and then execute cross-channel digital marketing programs to reach these buyers. For more information, visit maxpoint.com.

Contact Information

For Valassis/Harland Clarke Holdings:
Media Contact:
Debbie Serot
Debbie.serot@harlandclarke.com
(210) 697-6239

For MacAndrews & Forbes Incorporated:
Media Contact:
Josh Vlasto
jvlasto@mafgrp.com
(212) 572-5969

Forward-looking Statements
Statements in this document that are not strictly historical, including statements regarding future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clarke Holdings, Valassis and MaxPoint operate; the ability to realize anticipated synergies; and the combined businesses’ performance and maintenance of employee, customer and other important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in MaxPoint’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements made herein speak only as of the date hereof and none of Harland Clarke Holdings, Valassis or MaxPoint, or any of their respective affiliates, assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.